Exhibit 10.2

Service Agreement

This service agreement (the “Service Agreement”) is entered into on July 14, 2010 by the following parties in Weifang, Shandong province of China:

(1)
Sellers: Haicheng Songsen Farming Feed Co., Ltd. (hereinafter referred to as “Songsen”), a company incorporated under the PRC law, with its legal address registered at Yuanjia Village, Gengzhuang Town, Haicheng City. Its legal representative is Sen Jiang and its controlling shareholder is Zhao Lin Jiang (hereinafter referred to as the “Controlling Shareholder”) and

(2)
Purchaser: Weifang Yuhe Poultry Co., Ltd. (hereinafter referred to as the “Purchaser”), a company incorporated under the PRC law, with its legal address registered at North of Bonan Road and West of Suncun Shengchan Road, Nansun Village, Hanting District  and its legal representative is Chengxiang Han .

Songsen and Controlling Shareholder are hereinafter collectively referred to as “Sellers”, and Sellers and Purchaser are hereinafter collectively as “Parties” and individually referred to as a “Party”.

Whereas,

(1)	Sellers and the Purchaser have entered into an asset purchase contract (hereinafter referred to as the “Asset Purchase Contract”) on July 14, 2010; and

(2)
Yuhe International, Inc. (“Yuhe”), a company with its securities listing on National Association of Securities Dealers Automated Quotations (“NASDAQ”), indirectly holds 100% equity interests of the Purchaser; and

(3)	The Controlling Shareholder holds 100% equity interests of Songsen and agrees to provide all services related to the Closing of assets transfer to the Purchaser.

Therefore, the Sellers and the Purchaser have reached the following clauses:

1.
In consideration of the closing services provided by the Controlling Shareholder to the Purchaser, including but not limited to the delivery of the original ownership materials, use right documents, technical documents and specifications of the Transferred Assets, and the active assistance in obtaining lawful ownership or use right of Transferred Assets, certain amount of restricted shares (i.e. shares bearing the restricted legend in accordance with relevant securities regulations of the United States) of Yuhe valued at RMB20.04 million will be issued to the Controlling Shareholder:

Shares to be issued to the Controlling Shareholder (“Shares”) equals to the amount of Shares valued at RMB20.04 million

The day of Shares issuance: calculated in accordance with the middle price of US Dollar against RMB; and USD10 per share of Yuhe

2.
All the Shares will be issued to the Controlling Shareholder as of the Closing Date (as defined in the Asset Transfer Contract). However, 30% of the Shares (“Escrowed Shares”) shall be mutually escrowed by Yuhe and the Purchaser, and shall be delivered to the Controlling Shareholder when the Sellers meet all pre-requisite conditions set forth in Pre-requisite Conditions Two of Appendix II attached to the Asset Purchase Contract.

3.
The Sellers and the Purchaser agree to change the clause 11.14 under the Asset Purchase Contract to: The Purchaser is entitled to directly deduct the direct and indirect losses suffered by the Purchaser from the guarantee money in case of any infringement of any representations and warranties stated hereinabove by Sellers or in case that Sellers fails to meet any or all pre-requisite conditions set forth in Conditions Two of Appendix II attached hereto; provided that if the guarantee money can not make up for the losses suffered by the Purchaser, the Purchaser shall be entitled to compensation by Shares issued to the Controlling Shareholder.

4.	The Controlling Shareholder hereby represent, warrant and covenant that:

a)
The disposal of restricted shares of Yuhe shall comply with federal and state laws.  Sellers may engage American lawyers to issue an opinion of counsel according to Rule 144 under the Securities Act of 1933 to remove the restricted legend of the restricted shares after the Sellers have held the Shares for six months.

b)	The certificates of restricted shares that Controlling Shareholder receives will bear the legend.

c)
The net properties of the Controlling Shareholder or the mutual net properties of the Controlling Shareholder and his wife shall exceed USD1 million when the Purchaser issues the shares of Yuhe to the Controlling Shareholder.

d)
The Controlling Shareholder hereby confirms that the Shares to be received by the Controlling Shareholder will be acquired for investment for such Controlling Shareholder’s own account, and not with a view to the sale or the resale. Such Controlling Shareholder has such knowledge and experience in financial and business matter that it is capable of evaluating the merits and risks of the investment and acknowledges that it can bear the high economic risk of its investment.

e)	The Controlling Shareholder hereby confirms that he acquires the restricted shares not for the account of papers, magazines or similar mediums or any meetings and mass advertising.

5.
This Service Agreement shall be an integral part of the Asset Purchase Contact and shall have the same legal effect as the Asset Purchase Contact. The Asset Purchase Contact and this Service Agreement are both legally binding on the Parties hereto. In case of any discrepancy between this Service Agreement and the Asset Purchase Contract, this Service Agreement shall prevail. Any amendment and supplement to Service Agreement and/or Asset Purchase Contact shall achieve the mutual consent of Parties hereto.

6.
This Service Agreement shall be effective after it is duly executed and (or) sealed by each Party hereto. The conclusion, validity, interpretation, performance and controversy of this Service Agreement shall be governed by the Law of New York State, United States. Any provision of this Service Agreement that is invalid or unenforceable due to the laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof.

7.	This Service Agreement is written in Chinese, which will be executed in (4) sets of original. Each Party hereto shall each hold one (1) set of original.

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The parties hereto have caused this Service Agreement to be executed by the following Parties as of the date first above written.

Sellers: Haicheng Songsen Farming Feed Co., Ltd.

(Seal)

Authorized Representative(Signature)：_________

Controlling Shareholder (Zhao Lin Jiang)

ID Number:
Signature：_________

Purchaser: Weifang Yuhe Poultry Co., Ltd.

(Seal)

Authorized Representative(Signature)：_________

Yuhe International, Inc. hereby confirms that it acknowledges the responsibilities it shall be bearing in this Service Agreement.

Chairman or CEO (Signature): ____________________